Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

FOURTH QUARTER AND FULL YEAR 2016 RESULTS

New York, NY – March 29, 2017 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets, today reported results for the fourth quarter and full year 2016.

Highlights

•	Successfully completed the spin-off from its former parent company, Overseas Shipholding Group, Inc.
•	Time charter equivalent (TCE) revenues(A) for the fourth quarter and full year 2016 were $82.2 million and $385.0 million, down 31% and 19%, respectively, compared with the same periods in 2015.
•	Net loss for the fourth quarter was $57.8 million, or $1.98 per diluted share, compared with net income of $37.6 million, or $1.29 per diluted share for the fourth quarter 2015. The decrease reflects the impact of impairment charges of $60.1 million recorded in the fourth quarter 2016.
•	Net loss for the full year 2016 was $18.2 million, or $0.62 per diluted share, compared with net income of $173.2 million, or $5.94 per diluted share for the full year 2015.
•	Adjusted EBITDA(B) for the fourth quarter and full year 2016 were $37.5 million and $222.0 million, down 47% and 26%, respectively, from $71.1 million and $299.2 million in the same periods in 2015.
•	Total cash(C) was $92.0 million as of December 31, 2016.
•	Received a letter of award related to a five-year contract for its FSO joint ventures.

“We are pleased to have successfully completed the separation of International Seaways from OSG and to begin our journey as an independent public company,” said Lois K. Zabrocky, International Seaways’ president and CEO. “During the quarter, we also received a letter of award on a five-year contract for our FSO joint ventures, and we continue with negotiations on that project.”

Ms. Zabrocky continued, “Looking forward, International Seaways has a diversified 55 vessel fleet positioned to optimize revenue through a balanced mix of contracted cash flows and spot market upside. Our lean and scalable model and low break-evens along with our strong financial position allow us to navigate through the volatility in the tanker cycle while providing significant operating leverage to take advantage of a market recovery. While we expect the year ahead to present a number of challenges, I am confident in the solid foundation we have built and the measures we continue to take to create a platform for success. We have a strong set of assets and capabilities along with the right people and strategies to effectively execute and drive shareholder value.”

Fourth Quarter 2016 Results

Consolidated TCE revenues for the fourth quarter of 2016 were $82.2 million, a decrease of $37.6 million, or 31%, compared with the fourth quarter of 2015. Shipping revenues for the fourth quarter of 2016 were $85.8 million, a decrease of $39.2 million compared with the fourth quarter of 2015.

Operating loss for the quarter was $47.8 million, compared to operating income of $49.9 million for the fourth quarter of 2015. The decrease reflects the impact of impairment charges of $60.1 million recorded in the current quarter, $5.6 million of separation and transition costs and the decline in TCE revenues referred to above.

A, B, CReconciliations of these non-GAAP financial measures are included in the financial tables attached to this press release starting on Page 10.

Net loss for the fourth quarter of 2016 was $57.8 million, or $1.98 per diluted share, compared with net income of $37.6 million, or $1.29 per diluted share in the fourth quarter of 2015.

Adjusted EBITDA was $37.5 million for the quarter, a decrease of $33.5 million compared with the fourth quarter of 2015, driven by lower daily rates.

International Crude Tankers

TCE revenues for the International Crude Tankers segment were $54.1 million for the quarter, down 36% compared with the fourth quarter of 2015. This decrease was primarily due to a decline in VLCC and Aframax rates, with spot rates declining to $32,100 and $15,100 per day, respectively, resulting in a $29.2 million decline in TCE revenues. Shipping revenues for the International Crude Tankers segment were $58.8 million for the quarter, down 34% compared with the fourth quarter 2015.

International Product Carriers

TCE revenues for the International Product Carriers segment were $27.5 million for the quarter, down 23% compared with the fourth quarter of 2015. This decrease was primarily due to a decline in MR spot rates, with spot rates declining to $10,800 per day. The decline in blended MR rates resulted in an $11.7 million decline in TCE revenues. This decrease was partially offset by increased revenue days in the LR1 and MR fleets due to fewer drydock and repair days, which accounted for a $3.9 million increase in TCE revenues. Shipping revenues for the International Product Carriers segment were $27.0 million for the quarter, down 25% compared with the fourth quarter 2015.

Full Year 2016 Results

Consolidated TCE revenues for the full year 2016 were $385.0 million, a decrease of $90.7 million, or 19%, compared with the full year 2015. Shipping revenues for the full year 2016 were $398.3 million, a decrease of $99.3 million compared with the full year 2015.

Operating income for the full year 2016 was $22.8 million, compared to operating income of $221.9 million for the full year 2015. The decrease reflects the impact of impairment charges of $109.7 million, $9.0 million of separation and transition costs and the decline in TCE revenues referred to above, partially offset by a decrease in general and administrative expenses of $9.9 million in 2016.

Net loss for the full year 2016 was $18.2 million, or $0.62 per diluted share, compared with net income of $173.2 million, or $5.94 per diluted share in the full year 2015.

Adjusted EBITDA was $222.0 million for the full year 2016, a decrease of $77.2 million compared with the full year 2015, driven by lower daily rates.

International Crude Tankers

TCE revenues for the International Crude Tankers segment were $258.2 million for the full year 2016, down 15% compared with the full year 2015. This decrease was primarily due to a decline in VLCC and Aframax rates, with spot rates declining to $42,000 and $21,300 per day, respectively, resulting in a $65.3 million decline in TCE revenues. This decrease was partially offset by increased revenue days in the VLCC and Aframax fleets due to fewer drydock and repair days, which accounted for a $11.6 million increase in TCE revenues, along with a $5.2 million increase in revenue resulting from the Company’s ULCC being taken out of lay-up in the first quarter of 2015. Shipping revenues for the International Crude Tankers segment were $271.8 million for the full year 2016, down 16% compared with the full year 2015.

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International Product Carriers

TCE revenues for the International Product Carriers segment were $126.3 million for the full year 2016, down 26% compared with the full year 2015. This decrease was primarily due to a decline in MR spot rates, with spot rates declining to $13,100 per day. The decline in blended MR rates resulted in a $41.3 million decline in TCE revenues. Also contributing was a decrease in revenue days in the MR fleet due to the sale of a 1998-built MR in July 2015 as well as the redelivery of an MR to its owners at the expiry of its time charter in March 2015. Shipping revenues for the International Product Carriers segment were $126.6 million for the full year 2016, down 27% compared with the full year 2015.

Conference Call

The Company will host a conference call to discuss its fourth quarter and full year 2016 results at 9:00 a.m. Eastern Time (“ET”) on Wednesday, March 29, 2017.

To access the call, participants should dial (888) 317-6016 for domestic callers and (412) 317-6016 for international callers. Please dial in ten minutes prior to the start of the call.

A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at http://www.intlseas.com/

An audio replay of the conference call will be available starting at 11:00 a.m. ET on Wednesday, March 29, 2017 through 10:59 p.m. ET on Wednesday, April 5, 2017 by dialing (877) 344-7529 for domestic callers and (412) 317-0088 for international callers, and entering Access Code 10103560.

About International Seaways, Inc.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 55 vessels, including one ULCC, eight VLCCs, eight Aframaxes/LR2s, 12 Panamaxes/LR1s and 20 MR tankers. Through joint ventures, it has ownership interests in four liquefied natural gas carriers and two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s plans to issue dividends, its prospects, including statements regarding trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for the Company and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Brian Tanner, International Seaways, Inc.

(212) 578-1645

btanner@intlseas.com

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Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended December 31,		Fiscal Year Ended December 31,
	2016	2015	2016	2015
Shipping Revenues:	(unaudited)	(unaudited)
Pool revenues	$46,108	$93,060	$246,196	$360,218
Time and bareboat charter revenues	21,129	11,838	95,484	52,092
Voyage charter revenues	18,573	20,072	56,639	85,324
Total Shipping Revenues	85,810	124,970	398,319	497,634
Operating Expenses:
Voyage expenses	3,595	5,114	13,274	21,844
Vessel expenses	37,005	39,382	141,944	143,925
Charter hire expenses	10,989	10,366	37,411	36,802
Depreciation and amortization	19,403	21,196	79,885	81,653
General and administrative	7,975	9,356	31,618	41,516
Technical management transition costs	-	-	-	39
Separation and transition costs	5,618	-	9,043	-
(Gain)/Loss on disposal of vessels and other property, including impairments	29,734	(55)	79,203	(4,459)
Total Operating Expenses	114,319	85,359	392,378	321,320
Income/(Loss) from vessel operations	(28,509)	39,611	5,941	176,314
Equity in income of affiliated companies	(19,244)	10,333	16,849	45,559
Operating income/(loss)	(47,753)	49,944	22,790	221,873
Other (expense)/income	37	1	(966)	66
Income/(loss) before interest expense, reorganization items and income taxes	(47,716)	49,945	21,824	221,939
Interest expense	(9,525)	(10,934)	(39,476)	(42,970)
Income/(loss) before reorganization items and income taxes	(57,241)	39,011	(17,652)	178,969
Reorganization items, net	(233)	(1,151)	(131)	(5,659)
Income/(loss) before income taxes	(57,474)	37,860	(17,783)	173,310
Income tax benefit/(expense)	(283)	(254)	(440)	(140)
Net Income/(Loss)	$(57,757)	$37,606	$(18,223)	$173,170

Weighted Average Number of Common Shares Outstanding:
Basic	29,159,792	29,157,387	29,157,992	29,157,387
Diluted	29,159,792	29,157,387	29,157,992	29,157,387
Per Share Amounts:
Basic and diluted net income/(loss) per share	$(1.98)	$1.29	$(0.62)	$5.94

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Consolidated Balance Sheets

($ in thousands)

	December 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$92,001	$308,858
Voyage receivables	66,918	74,951
Other receivables	5,302	4,464
Inventories	1,338	3,396
Prepaid expenses and other current assets	5,350	5,067
Total Current Assets	170,909	396,736
Restricted cash – non current[1]	-	8,989
Vessels and other property, less accumulated depreciation	1,100,050	1,240,411
Deferred drydock expenditures, net	30,557	37,075
Total Vessels, Deferred Drydock and Other Property	1,130,607	1,277,486

Investments in and advances to affiliated companies	358,681	344,891
Other assets	2,324	1,848
Total Assets	$1,662,521	$2,029,950

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$38,237	$30,783
Payable to OSG	683	11,350
Current installments of long-term debt	6,183	6,284
Total Current Liabilities	45,103	48,417

Long-term debt	433,468	588,938
Other liabilities	4,438	8,809
Total Liabilities	483,009	646,164
Equity:
Total Equity	1,179,512	1,383,786
Total Liabilities and Equity	$1,662,521	$2,029,950

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 Consolidated Statements of Cash Flows

($ in thousands)

	Fiscal Year Ended December 31,
	2016	2015

Cash Flows from Operating Activities:
Net income/(loss)	$(18,223)	$173,170
Items included in net income/(loss) not affecting cash flows:
Depreciation and amortization	79,885	81,653
Loss on write-down of vessels and fixed assets	79,242	-
Amortization of debt discount and other deferred financing costs	6,643	5,835
Deferred financing costs write-off	5,097	-
Direct and allocated stock compensation, non-cash	2,841	2,811
Undistributed earnings of affiliated companies	(17,816)	(38,666)
Allocated reorganization items, non-cash	131	5,659
Other – net	517	(41)
Items included in net income/(loss) related to investing and financing activities:
Gain on disposal of vessels and other property – net	(39)	(4,459)
Allocated general and administrative expenses recorded as capital contributions	1,146	954
Discount on repurchase of debt	(3,755)	-
Payments for drydocking	(9,258)	(20,728)
Deferred financing costs paid for loan modification	(8,273)	(5,545)
Changes in other operating assets and liabilities	(1,370)	22,096
Net cash provided by operating activities	116,768	222,739
Cash Flows from Investing Activities:
Decrease in restricted cash	8,989	61,104
Expenditures for vessels and vessel improvement	(1,988)	(964)
Proceeds from disposal of vessels and other property	-	17,058
Expenditures for other property	(907)	-
Investments in and advances to affiliated companies	(987)	(153)
Repayments of advances from affiliated companies	18,500	37,500
Other – net	-	(382)
Net cash provided by investing activities	23,607	114,163
Cash Flows from Financing Activities:
Payments on debt, including adequate protection payments	(90,065)	(6,284)
Extinguishment of debt	(65,167)	-
Dividend payments to OSG	(202,000)	(200,000)
Net cash used in financing activities	(357,232)	(206,284)
Net increase/(decrease) in cash and cash equivalents	(216,857)	130,618
Cash and cash equivalents at beginning of year	308,858	178,240
Cash and cash equivalents at end of period	$92,001	$308,858

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Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months and fiscal year ended December 31, 2016 and the comparable periods of 2015. Revenue days in the quarter ended December 31, 2016 totaled 4,354 compared with 4,113 in the prior year quarter. Revenue days in the fiscal year ended December 31, 2016 totaled 17,420 compared with 17,192 in the prior year. A summary fleet list by vessel class can be found later in this press release.

	Three Months Ended December 31, 2016			Three Months Ended December 31, 2015
	Spot	Fixed	Total	Spot	Fixed	Total
International Crude Tankers
ULCC
Average TCE Rate	$—	$44,850		$—	$39,000
Number of Revenue Days	—	92	92	—	92	92
VLCC
Average TCE Rate	$32,108	$41,577		$60,340	$—
Number of Revenue Days	606	91	697	701	—	701
Aframax
Average TCE Rate	$15,098	$—		$34,032	$—
Number of Revenue Days	603	—	603	625	—	625
Panamax
Average TCE Rate	$13,485	$21,126		$22,560	$17,455
Number of Revenue Days	457	274	731	383	293	676
Total Intl. Crude Tankers Revenue Days	1,666	457	2,123	1,709	385	2,094

International Product Carriers
LR2
Average TCE Rate	$16,679	$—		$27,576	$—
Number of Revenue Days	92	—	92	92	—	92
LR1
Average TCE Rate	$15,015	$21,062		$26,718	$16,779
Number of Revenue Days	92	236	328	54	143	197
MR
Average TCE Rate	$10,824	$11,540		$18,099	$5,294
Number of Revenue Days	1,627	184	1,811	1,638	92	1,730
Total Intl. Product Carriers Revenue Days	1,811	420	2,231	1,784	235	2,019
Total Revenue Days	3,477	877	4,354	3,493	620	4,113

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	Fiscal Year Ended December 31, 2016			Fiscal Year Ended December 31, 2015
	Spot	Fixed	Total	Spot	Fixed	Total
International Crude Tankers
ULCC
Average TCE Rate	$—	$43,613		$—	$39,000
Number of Revenue Days	—	366	366	—	275	275
VLCC
Average TCE Rate	$41,994	$40,737		$54,591
Number of Revenue Days	2,226	624	2,850	2,672		2,672
Aframax
Average TCE Rate	$21,345	$—		$34,042	$—
Number of Revenue Days	2,508	—	2,508	2,439	—	2,439
Panamax
Average TCE Rate	$19,006	$21,094		$25,226	$15,462
Number of Revenue Days	1,726	1,079	2,805	1,432	1,362	2,794
Total Intl. Crude Tankers Revenue Days	6,460	2,069	8,529	6,543	1,637	8,180

International Product Carriers
LR2
Average TCE Rate	$21,153	$—		$32,075	$—
Number of Revenue Days	365	—	365	365	—	365
LR1
Average TCE Rate	$20,599	$21,107		$27,465	$17,337
Number of Revenue Days	361	1,029	1,390	327	929	1,256
MR
Average TCE Rate	$13,107	$11,309		$19,490	$7,004
Number of Revenue Days	6,431	705	7,136	6,949	442	7,391
Total Intl. Product Carriers Revenue Days	7,157	1,734	8,891	7,641	1,371	9,012
Total Revenue Days	13,617	3,803	17,420	14,184	3,008	17,192

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Fleet Information

As of December 31, 2016, INSW’s owned and operated fleet totaled 55 vessels, 42 of which were owned and 7 of which were chartered in. In addition, through joint venture partnerships, INSW has ownership interest in 2 FSO and 4 LNG vessels. Those figures include vessels in which the Company has a partial ownership interest through its participation in joint ventures.

	Vessels Owned		Vessels Chartered-in		Total at December 31, 2016
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt[2]
Operating Fleet
FSO	2	1.0	—	—	2	1.0	873,916
VLCC and ULCC	9	9.0	—	—	9	9.0	2,875,775
Aframax	7	7.0	—	—	7	7.0	787,859
Panamax	8	8.0	—	—	8	8.0	555,504
International Flag Crude Tankers	26	25.0	—	—	26	25.0	5,093,054

LR2	1	1.0	—	—	1	1.0	109,999
LR1	4	4.0	—	—	4	4.0	297,710
MR	13	13.0	7	7.0	20	20.0	955,968
International Flag Product Carriers	18	18.0	7	7.0	25	25.0	1,363,677

Total Int’l Flag Operating Fleet	44	43.0	7	7.0	51	50.0	6,456,731

LNG Fleet	4	2.0	—	—	4	2.0	864,800 cbm
Total Operating Fleet	48	45.0	7	7.0	55	52.0	6,456,731 and 864,800 cbm

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

(A) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

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	Three Months Ended December 31,		Fiscal Year Ended December 31,
($ in thousands)	2016	2015	2016	2015
TCE revenues	$82,215	$119,856	$385,045	$475,790
Add: Voyage Expenses	3,595	5,114	13,274	21,844
Shipping revenues	$85,810	$124,970	$398,319	$497,634

(B) EBITDA and Adjusted EBITDA

EBITDA represents net (loss)/income before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net (loss)/income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net (loss)/income as reflected in the consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended December 31,		Fiscal Year Ended December 31,
($ in thousands)	2016	2015	2016	2015
Net Income/(loss)	$(57,757)	$37,606	$(18,223)	$173,170
Income tax provision	283	254	440	140
Interest expense	9,525	10,934	39,476	42,970
Depreciation and amortization	19,403	21,196	79,885	81,653
EBITDA	(28,546)	69,990	101,578	297,933
Technical management transition costs	-	-	-	39
Separation and transition costs	5,618	-	9,043	-
(Gain)/loss on disposal of vessels and other property, including impairments	29,734	(55)	79,203	(4,459)
Impairment of equity method investments	30,475	-	30,475	-
Loss on repurchase of debt	-	-	1,342	-
Other costs associated with repurchase of debt	-	-	225	-
Reorganization items, net	233	1,151	131	5,659
Adjusted EBITDA	$37,514	$71,086	$221,997	$299,172

(C) Total Cash

($ in thousands)	December 31, 2016	December 31, 2015

Cash and cash equivalents	$92,001	$308,858
Restricted cash	-	8,989
Total Cash	$92,001	$317,847

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